SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                  ----------------------------------

                                FORM 8-K

                            CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


                           April 23, 2004
                   ----------------------------------
                    (Date of earliest event report)


                        WEYERHAEUSER COMPANY
            (Exact name of registrant as specified in charter)

               Washington            1-4825            91-0470860
               ----------            ------            ----------

            (State or other       (Commission        (IRS Employer
            jurisdiction of       File Number)       Identification
            incorporation or                             Number)
              organization)


                       Federal Way, Washington 98063-9777
                    (Address of principal executive offices)
                                   (zip code)

             Registrant's telephone number, including area code:
                                (253) 924-2345

TABLE OF CONTENTS

Item 12.  Results of Operations and Financial Condition
            ---------------------------------
   SIGNATURES
   ----------

Item 12.  RESULTS OF OPERATION AND FINANCIAL CONDITION

On April 23, 2004, Weyerhaeuser Company issued a press release as follows:

    FEDERAL WAY, Wash.,Weyerhaeuser Company (NYSE: WY) today reported first quarter 2004 net earnings of $121 million, or 54 cents per share, on net sales of $5 billion. This compares with a loss of $54 million, or 24 cents per share, on net sales of $4.6 billion for the first quarter of 2003.

    First quarter 2004 earnings include the following after-tax items:

    -- A charge of $32 million, or 14 cents per share, associated with the settlement of litigation.

    -- A charge of $10 million, or 4 cents per share, for integration and restructuring activities.

    -- A gain of $22 million, or 10 cents per share, on the sale of the Slave
       Lake, Alberta, oriented strand board mill.

    First quarter 2003 earnings included the following after-tax items:

    -- A charge of $52 million, or 23 cents per share, for a lawsuit involving
       Pacific Northwest alder logs.

    -- A charge of $19 million, or 8 cents per share, associated with integration and restructuring activities.

    -- A charge of $15 million, or 7 cents per share, for the closure of facilities.

    -- A charge of $11 million, or 5 cents per share, for the cumulative effect of a required change in the accounting principle relating to asset retirement obligations.

    Other significant 2004 first quarter financial matters:

    -- Weyerhaeuser Company debt was $11.6 billion at quarter end. Total company debt, which includes Real Estate and Related Assets, was approximately $12.6 billion at the end of the quarter.

    -- Capital spending, excluding Real Estate and Related Assets, for the first quarter was approximately $90 million.

    "In addition to the continued strength of single-family housing starts and the wood products market, we are seeing improvement in our pulp, paper and containerboard markets," said Steven R. Rogel, chairman, president and chief executive officer. "The improved efficiencies of our operations are becoming more apparent due to the combination of strong market conditions, synergies from the Willamette acquisition and asset rationalization. Many of our operations are running at record production rates and we're maintaining strong order files. However, we are experiencing transportation disruptions in truck, rail and ocean service that are continuing into the second quarter and are making it increasingly challenging to meet customer needs."

    SUMMARY OF FIRST QUARTER FINANCIAL HIGHLIGHTS

    Millions (except per
     share data)                    1Q 2004         1Q 2003        Change
    Net earnings (loss)                $121           ($54)          $175
    Basic and diluted earnings
     per share (loss)                 $0.54         ($0.24)         $0.78
    Weighted average shares
     outstanding (in thousands)
        Basic                       223,728         221,285         2,443
        Diluted                     225,072         221,285         3,787
    Net sales                        $5,037          $4,614          $423

    SEGMENT RESULTS FOR FIRST QUARTER
    (Contributions to Pre-Tax Earnings)

    Millions                        1Q 2004         1Q 2003        Change
    Timberlands                        $159            $149           $10
    Wood Products                      $173          ($150)          $323
    Pulp and Paper                    ($25)             $10         ($35)
    Containerboard Packaging
     and Recycling                      $24             $80         ($56)
    Real Estate and Related Assets     $120             $95           $25

    TIMBERLANDS
                                    1Q 2004         4Q 2003        Change
    Contribution to earnings
     (millions)                        $159            $185         ($26)

    Fourth quarter 2003 earnings include a pre-tax gain of $61 million on the sale of nonstrategic timberlands in Tennessee and the Carolinas.
    Most of the improvement from the fourth quarter occurred in the West due to increased prices for domestic and export logs, and reduced logging costs in addition to slightly higher fee harvest from all operating regions.
    Second quarter earnings are expected to be slightly higher than the first quarter due to higher export and domestic log sales volumes, and seasonally higher fee harvest.

    WOOD PRODUCTS
                                    1Q 2004         4Q 2003        Change
    Contribution to earnings
     (millions)                        $173            $111           $62

    First quarter earnings include a $33 million pre-tax gain on the sale of the company's oriented strand board mill at Slave Lake, Alberta, and a pre-tax charge of $49 million for the settlement of litigation. Fourth quarter 2003 results include a pre-tax charge of $14 million for facility closure costs.
    Continued strength in the housing market prompted an early quarter recovery in prices. Quarter to quarter improvement in prices for softwood lumber and engineered lumber contributed to the increase in earnings.
    The segment incurred $26 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the first quarter. This compares to $22 million in the fourth quarter.
    Second quarter results are expected to be significantly higher than first quarter due to continued high demand and the resulting effects on prices for all wood products.

    PULP AND PAPER
                                  1Q 2004          4Q 2003      Change
     Contribution (charge) to
      earnings (millions)             ($25)          ($67)            $42

    Fourth quarter 2003 results include a pre-tax charge of $30 million associated with the closure of a paper machine.
    In the first quarter, paper grade pulp prices continued to increase. Paper shipments increased significantly from fourth quarter levels primarily due to a general improvement in U.S. economic activity and lower paper imports. Market downtime was eliminated in the first quarter compared with 96,000 tons in the fourth quarter. These factors helped improve operating results during the first quarter.
    The company expects the segment to return to profitability in the second quarter. Prices for pulp and paper are expected to increase in the second quarter. Shipments are expected to remain stable for both of these product lines.

    CONTAINERBOARD PACKAGING AND RECYCLING
                                  1Q 2004            4Q 2003    Change
     Contribution to earnings
      (millions)                      $24               $32          ($8)

    Higher costs for old corrugated containers (OCC) and lower prices for boxes resulted in lower first quarter earnings. First quarter market downtime was 32,000 tons compared with 71,000 tons in the fourth quarter. Box shipments increased both seasonally and compared with the first quarter last year.
    Improving economic conditions are expected to result in greater demand for boxes in the second quarter. As a result, the company expects higher second quarter earnings due primarily to increasing prices and shipments, partially offset by higher OCC costs.

    REAL ESTATE AND RELATED ASSETS
                                 1Q 2004            4Q 2003       Change
     Contribution to
      earnings (millions)           $120               $109           $11

    First quarter earnings include a $22 million pre-tax gain on an acreage sale. Fourth quarter 2003 earnings include a $7 million pre-tax gain on an acreage sale.
    Housing sales remain strong with a backlog of homes sold, but not closed, exceeding six months. Second quarter earnings from new home sales are expected to be comparable to the first quarter. No major acreage sales are planned in the second quarter.

    OTHER

    The company will hold a live conference call at 7 a.m. Pacific
(10 a.m. Eastern) on April 23 to discuss the first quarter results.
    To access the conference call, listeners calling from within North America should dial 1-888-221-5699 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial 1-706-643-3795. Replays of the call will be available for one week following completion of the live call and can be accessed at 1-800-642-1687 (access code -- 6409071) within North America and at 1-706-645-9291 (access code -- 6409071).
    The call may also be accessed through Weyerhaeuser's Internet site at www.weyerhaeuser.com by clicking on the "Listen to our conference call" link.
    Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2003, sales were $19.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at http://www.weyerhaeuser.com .

    This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "may," "will," "believes," "should," "approximately," anticipates," "estimates," "plans," "continuing" and "maintaining" and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding improvement in our pulp, paper and containerboard markets, strong order files, transportation disruptions, higher export and domestic log sales volumes and seasonally higher fee harvest in the second quarter 2004, increased demand and pricing for wood products in second quarter 2004, profitability, price increases and stable demand for pulp and paper in the second quarter 2004, greater demand for boxes in second quarter 2004, increasing prices, shipments and OCC costs in the containerboard markets; continuing strong housing demands, absence of acreage sales in the real estate markets during second quarter 2004, increasing productivity in the manufacturing system, management of asset base, the company's markets in the second quarter 2004; and earnings and performance of the company's business segments during the second quarter 2004. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various U.S. business segments; energy prices; raw material prices; transportation disruptions; performance of the company's manufacturing operations; the successful execution of internal performance plans; the level of competition from domestic and foreign producers; the effect of forestry, land use, environmental and other governmental regulations; fires, floods and other natural disasters; and legal proceedings. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and restrictions on international trade or tariffs imposed on imports, including the countervailing and dumping duties imposed on the company's softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

    CONTACT: Media, Bruce Amundson, +1-253-924-3047, or Analysts, Kathryn McAuley, +1-253-924-2058, both of Weyerhaeuser Company.

     WEYERHAEUSER COMPANY
     STATISTICAL INFORMATION  (unaudited)

    CONSOLIDATED EARNINGS           Q1           Q2      Q3      Q4     YTD
       (in millions)           March   March    June    Sept.   Dec.    Dec.
                                 28,     30,     29,     28,     28,     28,
                                2004    2003    2003    2003    2003    2003
    Net sales and revenues:
      Weyerhaeuser (1)        $4,568  $4,169  $4,498  $4,650  $4,527  $17,844
      Real Estate and
       Related Assets            469     445     432     534     618    2,029
    Total net sales and
     revenues                  5,037   4,614   4,930   5,184   5,145   19,873

    Costs and expenses:
      Weyerhaeuser:
        Costs of products
         sold                  3,539   3,322   3,611   3,598   3,547   14,078
        Depreciation,
         amortization and
         fee stumpage            325     321     313     320     353    1,307
        Selling expenses         121     107     111     117     122      457
        General and
         administrative
         expenses                241     231     232     249     238      950
        Research and
         development expenses     12      12      12      10      17       51
        Taxes other than
         payroll and income
         taxes                    48      47      48      45      45      185
        Charges for
         integration and
         restructuring            15      29      25      24      25      103
        Charges for closure
         of facilities             1      22      12      48      45      127
        Other operating
         costs, net  (2) (3)      14      37    (205)     16     (92)    (244)
                               4,316   4,128   4,159   4,427   4,300   17,014
      Real Estate and Related
       Assets:
        Costs and operating
         expenses                321     330     316     406     464    1,516
        Depreciation and
         amortization              2       3       2       3       3       11
        Selling expenses          27      24      25      27      31      107
        General and
         administrative
         expenses                 17      14      14      15      20       63
        Taxes other than
         payroll and income
         taxes                     1       1       1       0       1        3
        Other operating
         costs, net                1      (7)     --       2      (4)      (9)
                                 369     365     358     453     515    1,691
    Total costs and expenses   4,685   4,493   4,517   4,880   4,815   18,705

    Operating income             352     121     413     304     330    1,168

    Interest expense and other:
      Weyerhaeuser:
        Interest expense
         incurred               (195)   (208)   (205)   (200)   (202)    (815)
        Less interest
         capitalized               3       5       6       3       5       19
        Equity in income
         (loss) of affiliates     --      (5)      3      (3)     (1)      (6)
        Interest income and
         other                     3       6       6       3       2       17
      Real Estate and Related
       Assets:
        Interest expense
         incurred                (15)    (14)    (13)    (13)    (13)     (53)
        Less interest
         capitalized              15      14      13      13      13       53
        Equity in income of
         unconsolidated
         entities                  9       5       7      11      (3)      20
        Interest income and
         other                    11      11       8       6       8       33
    Earnings before income
     taxes and cumulative
     effect of a change in
     accounting principle        183     (65)    238     124     139      436
    Income taxes                 (62)     22     (81)    (42)    (47)    (148)
    Earnings before cumulative
     effect of a change in
     accounting principle        121     (43)    157      82      92      288
    Cumulative effect of a
     change in accounting
     principle, net of
     applicable taxes of $6 (4)   --     (11)     --      --      --      (11)
    Net earnings (loss)         $121    $(54)   $157     $82     $92     $277

    Basic net earnings (loss)
     per share:
      Net earnings (loss)
       before cumulative
       effect of a change in
       accounting principle    $0.54  $(0.19)  $0.71   $0.37   $0.41    $1.30
      Cumulative effect of a
       change in accounting
       principle                  --   (0.05)     --      --      --    (0.05)
      Net earnings (loss)      $0.54  $(0.24)  $0.71   $0.37   $0.41    $1.25

    Diluted net earnings
     (loss) per share:
      Net earnings (loss)
       before cumulative
       effect of a change in
       accounting principle    $0.53  $(0.19)  $0.71   $0.37   $0.41    $1.30
      Cumulative effect of a
       change in accounting
       principle                  --   (0.05)     --      --      --    (0.05)
      Net earnings (loss)      $0.53  $(0.24)  $0.71   $0.37   $0.41    $1.25

    Dividends paid per share   $0.40   $0.40   $0.40   $0.40   $0.40    $1.60

    (1) The first quarter of 2004 includes charges of $26 million for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2003 include charges of $24 million, $26 million, $25 million, and $22 million, respectively, or a total of $97 million for the year, for countervailing and anti-dumping duties and related costs.

    (2) The first quarter of 2004 includes a net foreign exchange loss of $9 million. The 2003 first, second, third and fourth quarters include net foreign exchange gains (losses) of $35 million, $47 million, ($4) million, and $30 million, respectively, for a total net gain of $108 million for the year. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.

    (3) The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The first quarter of 2003 includes a $79 million charge for a lawsuit involving the market for Pacific Northwest alder logs. 2003 second quarter includes a $144 million gain on the sales of timberlands in Washington state and a $25 million gain for the settlement of an insurance claim relating to the Cemwood litigation. 2003 third quarter includes a $23 million charge associated with the settlement of a class action linerboard antitrust lawsuit. 2003 fourth quarter includes a $61 million gain on the sales of timberlands in Tennessee and the Carolinas and an $8 million charge associated with the settlement of litigation related to workers compensation claims.

    (4) Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, was adopted as of the beginning of 2003.

     WEYERHAEUSER COMPANY
     STATISTICAL INFORMATION  (unaudited)

    Net sales and revenues
    (in millions):                   Q1          Q2      Q3      Q4     YTD
                               March   March    June    Sept.   Dec.    Dec.
                                 28,     30,     29,     28,     28,     28,
                                2004    2003    2003    2003    2003    2003
    Timberlands:
      Logs                      $193    $162    $185    $184    $199     $730
      Other products              58      80      61      62      61      264
                                 251     242     246     246     260      994
    Wood Products:
      Softwood lumber            819     752     846     890     793    3,281
      Plywood                    221     165     173     219     227      784
      Veneer                      11       9       9       9      12       39
      Composite panels           108      90     104     100      99      393
      OSB                        338     167     227     345     370    1,109
      Hardwood lumber             81      80      86      75      79      320
      Engineered lumber
       products                  298     254     308     329     288    1,179
      Logs                        23      25      33      19      28      105
      Other products             248     216     262     251     246      975
                               2,147   1,758   2,048   2,237   2,142    8,185
    Pulp and Paper:

      Pulp                       339     309     321     333     342    1,305
      Paper                      535     596     546     530     510    2,182
      Coated groundwood           36      36      32      39      33      140
      Liquid packaging board      49      47      52      50      49      198
      Other products              10       6       6       5       9       26
                                 969     994     957     957     943    3,851

    Containerboard, Packaging
     and Recycling:
      Containerboard              82      77      81      73      73      304
      Packaging                  853     879     922     898     845    3,544
      Recycling                   79      60      63      60      64      247
      Bags                        19      20      20      19      21       80
      Other products              33      33      35      40      39      147
                               1,066   1,069   1,121   1,090   1,042    4,322

    Real Estate and Related
     Assets                      469     445     432     534     618    2,029

    Corporate and Other          135     106     126     120     140      492

                              $5,037  $4,614  $4,930  $5,184  $5,145  $19,873



    Contribution (charge) to
     earnings(1):                    Q1          Q2      Q3     Q4       YTD
       (in millions)           March   March    June    Sept.   Dec.     Dec.
                                 28,     30,     29,     28,     28,      28,
                                2004    2003    2003    2003    2003     2003

    Timberlands (2)             $159    $149    $300    $143    $185     $777
    Wood Products (3)(4)(5)      173    (150)    (53)    151     111       59
    Pulp and Paper (6)           (25)     10      (7)    (18)    (67)     (82)
    Containerboard, Packaging
     and Recycling (7) (8)        24      80     108      42      32      262
    Real Estate and
     Related Assets(9)           120      95      91      97     109      392
    Corporate and
     Other  (10)(11)(12)         (76)    (46)     (2)    (94)    (34)    (176)
                                $375    $138    $437    $321    $336   $1,232

    (1) Certain reclassifications have been made to conform prior period data with the current presentation.

    (2) The 2003 second quarter includes a $144 million gain on the sales of timberlands in Washington state. The 2003 fourth quarter includes a $61 million gain on the sale of timberlands in Tennessee and the Carolinas.

    (3) The first quarter of 2004 includes charges of $26 million for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2003 include charges of $24 million, $26 million, $25 million, and $22 million, respectively, or a total of $97 million for the year, for countervailing and anti-dumping duties and related costs.

    (4) The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs. The first quarter of 2003 includes a $79 million charge for a lawsuit involving the market for Pacific Northwest alder logs.

    (5) The first quarter of 2004 includes a credit of $2 million for the reversal of closure costs accrued in prior years and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The 2003 first, second, third and fourth quarters include costs for the closure of facilities of $22 million, $11 million, $31 million, and $14 million, respectively. 2003 second quarter also includes a charge of $16 million to recognize impairment associated with an impending facility sale that closed in the fourth quarter of 2003.

    (6) 2003 second quarter includes $3 million of closure costs. 2003 fourth quarter includes $30 million of closure costs.

    (7) The third quarter of 2003 includes a $23 million charge associated with the settlement of a class action linerboard antitrust lawsuit.

    (8) The first quarter of 2004 includes closure costs of $3 million. The 2003 second quarter includes the reversal of an accrual for closure charges of $2 million. The 2003 third and fourth quarters include closure costs of $17 million and $1 million, respectively.

    (9) The first quarter of 2004 includes a $22 million gain on an acreage sale. The 2003 first quarter includes gains of $8 million for the sale of two office buildings and $10 for the sale of an apartment complex. The 2003 second quarter includes a gain of $12 million for the sale of commercial property. The 2003 fourth quarter includes a gain of $7 million on an acreage sale.

    (10) The 2003 second quarter includes a $6 million charge to reflect the final settlement in connection with the termination of the former MacMillan Bloedel pension plan for U.S. employees.

    (11) The 2003 second quarter includes a $25 million gain for the settlement of an insurance claim relating to the Cemwood litigation. The 2003 fourth quarter includes an $8 million charge for the settlement of litigation related to workers compensation claims.

    (12) The first quarter of 2004 includes a net foreign exchange loss of $10 million. 2003 results include net foreign exchange gains (losses) of $35 million in the first quarter, $46 million in the second quarter, ($4) million in the third quarter, and $30 million in the fourth quarter, for a net 2003 gain of $107 million. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.

     WEYERHAEUSER COMPANY
     STATISTICAL INFORMATION  (unaudited)


    Third party sales volumes:        Q1          Q2      Q3      Q4     YTD
                                March   March    June    Sept.   Dec.    Dec.
                                  28,     30,     29,     28,     28,     28,
                                 2004    2003    2003    2003    2003    2003
    Timberlands (thousands):
      Logs - cunits             1,044     984   1,006     987   1,148   4,125

    Wood Products (millions):
      Softwood lumber - board
       feet                     2,054   2,175   2,385   2,298   2,123   8,981
      Plywood  - square feet
       (3/8")                     642     664     697     688     616   2,665
      Veneer - square feet
       (3/8")                      55      62      63      56      58     239
      Composite panels -
       square feet (3/4")         301     267     304     302     289   1,162
      Oriented strand board -
       square feet (3/8")         981   1,025   1,206   1,129   1,001   4,361
      Hardwood lumber - board
       feet                       100     106     113     103     105     427
      Logs - cunits
       (in thousands)             170     170     230     189     210     799

    Pulp and Paper
     (thousands):
      Pulp - air-dry metric
       tons                       624     623     596     632     628   2,479
      Paper - tons                741     737     690     707     688   2,822
      Coated groundwood - tons     59      61      55      64      54     234
      Liquid packaging board
       - tons                      66      60      67      64      65     256
      Paper converting - tons     483     502     472     478     430   1,882

    Containerboard, Packaging
     and Recycling (thousands)
      Containerboard - tons       262     221     233     214     222     890
      Packaging - MSF          18,146  17,752  18,577  18,545  17,867  72,741
      Recycling - tons            665     593     566     538     593   2,290
      Kraft bags and sacks -
       tons                        24      25      24      25      26     100

    Real Estate and Related
     Assets
      Single-family homes sold  1,506   1,289   1,321   1,239   1,156   5,005
      Single-family homes
       closed                   1,065   1,010   1,003   1,182   1,431   4,626
      Single-family homes
       sold but not closed
       at end of period         2,702   2,161   2,479   2,536   2,261   2,261

    Total production volumes:        Q1          Q2      Q3      Q4     YTD
                               March   March    June    Sept.   Dec.    Dec.
                                 28,     30,     29,     28,     28,     28,
                                2004    2003    2003    2003    2003    2003
    Timberlands (thousands):
      Fee Depletion  - cunits   2,265   2,555   2,479   2,223   2,171   9,428

    Wood Products (millions):
      Softwood lumber - board
       feet                     1,760   1,842   1,825   1,742   1,704   7,113
      Plywood - square feet
       (3/8")                     422     478     412     414     404   1,708
      Veneer - square feet
       (3/8") (1)                 585     593     536     536     534   2,199
      Composite panels -
       square feet (3/4")         268     231     252     253     252     988
      Oriented strand board -
       square feet (3/8")       1,031   1,011   1,051   1,061   1,047   4,170
      Hardwood lumber - board
       feet                        89      98      93      93      89     373

    Pulp and Paper
     (thousands):
      Pulp - air-dry metric
       tons                       645     654     619     604     645   2,522
      Paper - tons (2)            743     757     712     706     658   2,833
      Coated groundwood - tons     55      62      55      61      61     239
      Liquid packaging board
       - tons                      61      56      68      72      65     261
      Paper converting - tons     490     516     479     472     415   1,882

    Containerboard, Packaging
     and Recycling (thousands)
      Containerboard - tons     1,503   1,429   1,568   1,512   1,494   6,003
      Packaging - MSF          19,493  18,977  19,955  19,865  19,033  77,830
      Recycling - tons (3)      1,607   1,528   1,644   1,507   1,537   6,216
      Kraft bags and sacks -
       tons                        24      25      25      23      25      98


    (1) Veneer production represents lathe production and includes volumes that are further processed into plywood and engineered lumber products by company mills.

    (2) Paper production includes unprocessed rolls and converted paper volumes.

    (3) Recycling production includes volumes processed in Weyerhaeuser recycling facilities and brokered volumes.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION

    CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
                         (in millions)
                                                   March 28,         Dec. 28,
    Assets                                           2004              2003

    Weyerhaeuser
        Current assets:
           Cash and short-term
            investments                                $74              $171
           Receivables, less allowances              1,701             1,484
           Inventories                               2,020             1,911
           Prepaid expenses                            471               455
                 Total current assets                4,266             4,021
        Property and equipment                      12,141            12,243
        Construction in progress                       251               403
        Timber and timberlands at cost,
         less fee stumpage charged
         to disposals                                4,279             4,287
        Investments in and advances to
         equity affiliates                             603               603
        Goodwill                                     3,232             3,237
        Deferred pension and other assets            1,287             1,311
                                                    26,059            26,105

    Real Estate and Related Assets                   2,078             2,004

        Total assets                               $28,137           $28,109

    Liabilities and Shareholders' Interest

    Weyerhaeuser
        Current liabilities:
           Notes payable and commercial
            paper                                     $103                $4
           Current maturities of long-
            term debt                                1,129                90
           Accounts payable                          1,065             1,041
           Accrued liabilities                       1,212             1,390
                 Total current liabilities           3,509             2,525
        Long-term debt                              10,399            11,503
        Deferred income taxes, pension,
         other postretirement benefits
         and other liabilities                       5,694             5,671
                                                    19,602            19,699
    Real Estate and Related Assets
        Notes payable and commercial paper              78                 1
        Long-term debt                                 887               893
        Other liabilities                              356               407
                                                     1,321             1,301
        Total liabilities                           20,923            21,000

        Shareholders' interest                       7,214             7,109

        Total liabilities and
         shareholders' interest                    $28,137           $28,109



    STATEMENT OF CASH FLOWS                 Q1        Q2    Q3    Q4    YTD
                                       March  March  June  Sept. Dec.   Dec.
    SELECTED INFORMATION (unaudited)     28,    30,   29,   28,   28,    28,
       (in millions)                    2004   2003  2003  2003  2003   2003
    (Weyerhaeuser only, excludes Real
     Estate & Related Assets)

       Net cash from operations        $(120) $(126) $397  $557  $821  $1,649
       Cash paid for property and
        equipment                        (79)  (128) (172) (146) (146)   (592)
       Cash paid for timberlands
        reforestation                    (12)   (14)   (5)   (6)   (9)    (34)
       Cash received from issuances of
        debt                              --      1    --    12    31      44
       Revolving credit facilities,
        notes and commercial paper
        borrowings, net                   98    599  (333)  166  (750)   (318)
       Payments on debt                  (60)  (251)  (14) (509)  (50)   (824)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WEYERHAEUSER COMPANY
                            By  	/s/ Steven J. Hillyard
                            Its:	Vice President and
                                        Chief Accounting Officer


Date:  April 23, 2004